EX. 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr. Chief Financial Officer (214) 631-1166
SILVERLEAF RESORTS, INC.
ANNOUNCES EARNINGS FOR SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2005
     DALLAS, TEXAS. (August 12, 2005) -— Silverleaf Resorts, Inc. (OTC:SVLF) today announced its financial results for the quarter and six-month period ended June 30, 2005.
     For the second quarter of 2005, net income was $4.2 million, or $0.11 per diluted share, compared to net income of $3.1 million, or $0.08 per diluted share during the second quarter of 2004. Total revenue for the period was $49.4 million, as compared to $48.2 million during the comparable 2004 period. Vacation interval sales were $37.3 million during the second quarter of 2005, a $200,000 increase from vacation interval sales of $37.1 million during the second quarter of 2004.
     For the six-months ended June 30, 2005, net income was $6.8 million, representing a 25% increase over net income of $5.4 million during the first half of 2004. Earnings per share for the first half of 2005 were $0.17 per diluted share compared to $0.14 per diluted share in the first half of 2004. Total revenue for the period was $91.4 million, as compared to $90.7 million during the first six months of 2004. Vacation interval sales were $67.5 million for the six-month period ended June 30, 2005, a $1.7 million decrease from vacation interval sales in the same period of 2004.
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Vacation Interval sales	$37,334	$37,144	$67,471	$69,131
Sampler sales	501	468	1,142	914

Total sales	37,835	37,612	68,613	70,045

Interest income	10,113	9,295	19,871	18,222
Management fee income	450	300	900	600
Gain on sales of notes receivable	—	154	669	580
Other income	957	811	1,382	1,203

Total revenues	49,355	48,172	91,435	90,650

Costs and Operating Expenses:
Cost of Vacation Interval sales	6,017	7,285	10,735	13,319
Sales and marketing	18,153	18,699	35,337	35,166
Provision for uncollectible notes	6,534	7,432	11,808	13,832
Operating, general and administrative	7,105	6,656	13,833	12,837
Depreciation and amortization	744	890	1,542	1,792
Interest expense and lender fees	4,286	4,293	8,671	8,575

Total costs and operating expenses	42,839	45,255	81,926	85,521

Income before provision for income taxes and discontinued operations	6,516	2,917	9,509	5,129
Provision for income taxes	(2,285)	(25)	(2,884)	(23)

Net income from continuing operations	4,231	2,892	6,625	5,106

Discontinued Operations
Income from discontinued operations (net of taxes)	—	160	128	289

Net income	$4,231	$3,052	$6,753	$5,395

Basic income per share:
Net income from continuing operations	$0.11	$0.08	$0.18	$0.14

Income from discontinued operations	$—	$—	$—	$0.01

Net income	$0.11	$0.08	$0.18	$0.15

Diluted income per share:
Net income from continuing operations	$0.11	$0.08	$0.17	$0.13

Income from discontinued operations	$—	$—	$—	$0.01

Net income	$0.11	$0.08	$0.17	$0.14

Weighted average basic shares outstanding:	36,937,648	36,846,319	36,899,620	36,843,938

Weighted average diluted shares outstanding:	38,933,675	38,935,602	38,874,506	38,905,570

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
ASSETS	2005	2004
Cash and cash equivalents	$7,605	$10,935
Restricted cash	5,215	3,428
Notes receivable, net of allowance for uncollectible notes of $55,636 and $52,506, respectively	203,357	196,466
Accrued interest receivable	2,293	2,207
Investment in special purpose entity	2,000	5,173
Amounts due from affiliates	188	288
Inventories	114,761	109,303
Land, equipment, buildings, and utilities, net	11,137	24,375
Land held for sale	2,991	2,991
Prepaid and other assets	13,263	14,340

TOTAL ASSETS	$362,810	$369,506

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$8,408	$7,980
Accrued interest payable	1,299	1,302
Amounts due to affiliates	669	929
Unearned revenues	6,682	4,634
Income taxes payable	1,692	—
Notes payable and capital lease obligations	201,780	218,310
Senior subordinated notes	34,029	34,883

Total Liabilities	254,559	268,038

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,249,006 shares issued, 36,954,948 shares outstanding at June 30, 2005, and 36,860,238 shares outstanding at December 31, 2004	372	372
Additional paid-in capital	115,522	116,614
Retained deficit	(4,161)	(10,914)
Treasury stock, at cost, 294,058 shares at June 30, 2005 and 388,768 shares at December 31, 2004	(3,482)	(4,604)

Total Shareholders’ Equity	108,251	101,468

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$362,810	$369,506